Free Writing Prospectus

Filed Pursuant to Rule 433

Dated March 12, 2013

Registration Statement Nos. 333-173928 and

333-173928-07

*PXG DETAILS*                        $1.032BLN+ FORD CREDIT AUTO LEASE TRUST 2013-A

JOINT-LEADS:                                   CA, GS, JPM, MS

CL	$AMT (MM)	WAL	M/F	P.WIN	E.FNL	L.FNL	PRICED	YLD%	CPN%	$PX
A1	154.00	0.32	P-1/F1+	1-7	10/13	03/15/14	0.23%	0.230	0.23	100.00000
A2	344.00	1.08	Aaa/AAA	7-18	09/14	05/15/15	EDSF+15	0.468	0.46	99.99189
A3	344.00	1.89	Aaa/AAA	18-28	07/15	03/15/16	EDSF+22	0.606	0.60	99.99018
A4	69.470	2.41	Aaa/AAA	28-30	09/15	04/15/16	IS+33	0.783	0.78	99.99588
B	44.680	2.54	Aa2/AA	30-31	10/15	05/15/16	IS+55	1.022	1.01	99.97538
C	44.680	2.64	A2/A	31-32	11/15	06/15/16	IS+80	1.287	1.28	99.99077
D	31.276	2.71	Baa2/BBB	32-33	12/15	10/15/17	IS+130	1.797	1.79	99.99920

TICKER	:	FORDL 2013-A
REGISTRATION	:	SEC-REGISTERED (A2 THROUGH D), 144A (A1 ONLY)
EXPECTED PXG	:	PRICED
EXPECTED SETTLE	:	03/20/13
EXPECTED RATINGS	:	MOODY’S & FITCH
FIRST PAY	:	04/15/13
ERISA ELIGIBLE	:	YES
PXG SPEED	:	100% PPC TO 5% CALL
MIN DENOMS	:	$1K x $1K (A2 THROUGH D), $100K x $1K (A1)
BILL & DELIVER	:	J.P. MORGAN
CUSIPS	:	A1 — 34530CAA9	B — 34530CAE1
		A2 — 34530CAB7	C — 34530CAF8
		A3 — 34530CAC5	D — 34530CAG6
A4 — 34530CAD3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.